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 --------------       U.S. SECURITIES AND EXCHANGE COMMISSION   -------------
                             WASHINGTON, D.C. 20549

                                                         SEC File Number 0-15414
                                                                         -------
                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

                                  (Check One)

           / / Form 10-KSB   / / Form 11-K   / / Form 20-F   /x/ Form 10-QSB

                        For Period Ended: March 31, 1995
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A
                                                           --------------------

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   PART I - REGISTRANT INFORMATION
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Full Name of Registrant            Aloette Cosmetics, Inc.
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Former Name if Applicable                   N/A
                         ------------------------------------------------------

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Address of Principal Executive Office
(Street and Number)                   1301 Wright's Lane East
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City, State and Zip Code           West Chester, Pennsylvania 19380
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   PART II - RULES 12b-25 (b) AND (c)
===============================================================================

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

/X/      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/      (b) The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/X/      (c) The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

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   PART III - NARRATIVE
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         First quarter financial statements were not available until recently.
         The preparation of the Form 10-QSB could not be finalized for timely filing without unreasonable effort and undue expense.
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   PART IV - OTHER INFORMATION
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    (1) Name and telephone number of person to contact in regard to this notification

        Frederick J. Fisher, Esquire           215                 568-6060
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                (NAME)                    (AREA CODE)        (TELEPHONE NUMBER)


    (2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                      /X/ Yes           / / No


    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      / / Yes           /X/ No


                            ALOETTE COSMETICS, INC.
                            -----------------------
                  (Name of Registrant as specified in charter)


    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

    DATE:   May 12, 1995                       By: /s/ Jean M. Lewis
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                                                  Jean M. Lewis
                                                  Vice President of Finance